Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2, Post Effective Amendment No. 1, of Corgenix Medical Corporation of our report dated August 2, 2006 relating to our audit of the consolidated financial statements of Corgenix Medical Corporation for the years ended June 30, 2006 and 2005, appearing in the Prospectus, which is part of this Registration Statement.

HEIN & ASSOCIATES LLP

Denver, Colorado

December 8, 2006